Exhibit 5.1

June 12, 2026

MicroVision, Inc.

18390 NE 68th Street

Redmond, WA 98052

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MicroVision, Inc., a Delaware corporation (the “Company”), in connection with issuance and sale of up to $42,000,000 of shares of the common stock, $0.001 par value (the “Shares”), of the Company pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold pursuant to the Sales Agreement, dated March 5, 2024, as amended on the date hereof (the “Sales Agreement”), among the Company and Deutsche Bank Securities Inc., Mizuho Securities USA LLC and Craig-Hallum Capital Group LLC.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Sales Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP